News Release

For Immediate Release:	For More Information, Contact:
January 26, 2022	Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $10.5 million, or $0.30 per diluted common share, for the three months ended December 31, 2021, a decrease of 63.9% on a per share basis, compared to $23.6 million, or $0.83 per diluted common share, recorded in the fourth quarter of 2020. For the year ended December 31, 2021, the Company recorded net income of $95.6 million, or $3.19 per diluted common share, compared to $81.5 million, or $2.81 per diluted common share, for the twelve months ended December 31, 2020, an increase of 13.5% in earnings per share. The primary driver of the reduced earnings for the fourth quarter from the comparable period last year was the charges associated with the acquisition of Select Bancorp, Inc. ("Select"), the parent company of Select Bank & Trust Company ("Select Bank"), including merger expenses totaling $16.2 million and a one-time loan loss provision of $14.1 million to establish an initial allowance for credit losses for non-credit deteriorated Select Bank loans.

On October 15, 2021, the Company acquired Select, the parent company of Select Bank, headquartered in Dunn, North Carolina, which operated through 22 branches in North Carolina, South Carolina and Virginia. As of the acquisition date, Select had total assets of approximately $1.8 billion, including $1.3 billion in loans and $1.6 billion in deposits. The conversion of Select Bank’s core processing and related systems to First Bank’s systems is scheduled to occur on March 18, 2022. Until that time, Select Bank branches will continue to operate under their current name. The financial position and earnings related to this acquisition are included in the Company's financial results for the fourth quarter of 2021.

Richard H. Moore, CEO of the Company, stated, "First Bank delivered another year of significant growth increasing our asset size by $3.2 billion, both organically and through the acquisition of Select Bank. Excluding forgiveness for Paycheck Protection Program loans and the acquisition of Select Bank, our core legacy loans grew $382.8 million and deposits increased $1.35 billion year over year. Our Company is well-positioned to continue its strong financial performance into 2022, and we look forward to welcoming our new Select Bank customers and associates more fully as we integrate our systems in March."

2021 Financial Highlights

•$3.19 earnings per diluted common share, an increase of 13.5% year over year

•$382.8 million increase in core legacy loans outstanding, excluding loans acquired from Select and PPP loans forgiven, an increase of 8.6% year over year

•$1.35 billion increase in total core legacy deposits, excluding deposits acquired from Select Bank, an increase of 21.5% year over year

•44.2% increase in total asset size

•94.0% increase in investment securities year over year

•Total cost of funds of 0.11% for the fourth quarter of 2021

•Non-performing assets to total assets ratio of 0.50% as of December 31, 2021

•Loan yield of 4.37% for the fourth quarter of 2021

•Tax equivalent net interest margin of 3.13% for the fourth quarter of 2021

•Tangible book value per share of $23.81 as of December 31, 2021

•Tangible common equity to tangible assets of 8.38% as of December 31, 2021

•Tier 1 leverage ratio of 9.42% as of December 31, 2021

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2021 was $73.8 million, a 31.9% increase from the $56.0 million recorded in the fourth quarter of 2020. Net interest income for the year ended December 31, 2021 was $246.4 million, a 13.0% increase from the $218.1 million recorded for 2020. The increases in net interest income for the periods presented were primarily due to higher levels of loans and investment securities, the effects of which were partially offset by lower net interest margins.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the fourth quarter of 2021 was 3.13%, which was 25 basis points lower than the 3.38% realized in the fourth quarter of 2020. For the year ended December 31, 2021, the Company's net interest margin was 3.16% compared to 3.56% for the same period of 2020. The declines in 2021 were primarily due to the impact of lower interest rates and the lower incremental reinvestment rates realized from funds provided by the Company's high deposit growth.

Driven by high deposit growth and the Select Bank acquisition, average interest-earning assets increased by 27.8% in the year ended December 31, 2021 compared to the prior year. The funds provided by the in-flow of deposits were primarily used to purchase investment securities or were held in the Company's account at the Federal Reserve Bank, each of which increased net interest income but negatively impacted the Company's net interest margin.

Out of a total of $375 million in PPP loans originated by the Company and acquired from Select Bank in 2020 and 2021, the Company had $39.0 million in remaining PPP loans as of December 31, 2021. Including accelerated amortization arising from forgiveness, the Company recorded $1.7 million in PPP fees in the fourth quarter of 2021 compared to $1.6 million for the fourth quarter of 2020. For the year ended December 31, 2021, the Company recorded $9.5 million in PPP fees compared to $4.1 million in 2020. At December 31, 2021, the Company had $2.6 million in remaining deferred PPP loan fees.

The Company recorded loan discount accretion of $2.6 million in the fourth quarter of 2021 compared to $1.5 million in the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, loan discount accretion amounted to $8.8 million and $6.3 million, respectively, with the 2021 increase being due to payoffs received on several former loss share loans in the second quarter of 2021 and the discount accretion related to loans acquired from Select Bank. Loan discount accretion had a 11 basis point positive impact on the net interest margin in the fourth quarter of 2021 compared to a 9 basis point impact in the fourth quarter of 2020. For the years of 2021 and 2020, loan discount accretion had a 11 basis point and 10 basis point impact, respectively, on the net interest margin.

Allowance for Loan Losses, Provisions for Loan Losses and Unfunded Commitments, and Asset Quality

On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in an adoption-date increase of $14.6 million in the Company's allowance for loan losses and an increase of $7.5 million in the Company's allowance for unfunded commitments. The tax-effected impact of those two items amounted to $17.1 million and was recorded as an adjustment to the Company's retained earnings as of January 1, 2021.

The Company recorded a provision for loan losses of $11.0 million for the three months ended December 31, 2021 and $9.6 million for the year ended December 31, 2021, compared to provisions for loan losses of $4.0 million and $35.0 million in the comparable periods of 2020, respectively. The provision for the fourth quarter of 2021 was primarily related to a one-time provision of $14.1 million for non-credit deteriorated loans acquired from Select Bank, which was partially offset by $3.1 million in reserve release. The high provisions in 2020 were primarily related to estimated incurred losses associated with the pandemic. Under the CECL methodology for providing for loan losses, the Company reversed $4.5 million in provision for loan losses during the year ended December 31, 2021 due to improving asset quality and improving economic forecasts, which partially offset the Select-related provision.

During the three months and year ended December 31, 2021, using the CECL methodology, the Company recorded a $2.4 million and $5.4 million in provision for unfunded commitments, respectively. The provision for unfunded commitments included $3.9 million recorded in the fourth quarter of 2021 upon the acquisition of Select Bank. The provisions for 2021 were recorded primarily due to increases in construction and land development loan commitments during the year. The Company's allowance for unfunded commitments at year end of $13.5 million is recorded within the line item "Other liabilities".

Annualized net loan charge-offs to average loans amounted to 0.05% for the fourth quarter of 2021 compared to annualized net loan charge-offs to average loans of 0.07% in the fourth quarter of 2020. For the year ended December 31, 2021, net charge-offs to average loans amounted to 0.05% compared to 0.09% for 2020.

Total nonperforming assets amounted to $52.6 million at December 31, 2021, or 0.50% of total assets, compared to $47.0 million, or 0.64% of total assets, at December 31, 2020. Total nonperforming assets increased $11.9 million in the fourth quarter primarily as a result of the acquisition of Select Bank.

Noninterest Income

Total noninterest income for the fourth quarter of 2021 was $15.1 million, a 24.7% decrease from the $20.0 million recorded for the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, total noninterest income was $73.6 million and $81.3 million, respectively, a decline of 9.5%. These declines were the result of decreased fees from presold mortgages, the Company's sale of the assets of its property and casualty insurance agency a variety of other factors.

Service charges on deposit accounts amounted to $3.6 million for the fourth quarter of 2021, a 22.2% increase from the $2.9 million recorded in the fourth quarter of 2020. For the year ended December 31, 2021 and 2020, service charges on deposit accounts amounted to $12.3 million and $11.1 million, respectively, an increase of 11.0%.

Other service charges, commissions and fees amounted to $7.0 million for the fourth quarter of 2021, an increase of 34.9% from the $5.2 million for the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, other service charges, commissions and fees amounted to $25.5 million and $20.1 million, respectively, an increase of 27.0%. The increases were primarily due to higher bankcard revenue which totaled $18.6 million and $13.8 million for the years ended December 31, 2021 and 2020, respectively. The number of credit and debit card transactions have increased significantly since the onset of the pandemic. Because the Company exceeded $10 billion in total assets at December 31, 2021, it is expected that bankcard revenue will be adversely impacted by the

Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 limit on debit card interchange fees by approximately $8.5-$9.0 million on an annual basis beginning July 1, 2022.

Fees from presold mortgages amounted to $2.1 million for the fourth quarter of 2021, a decrease of 53.8%, compared to $4.5 million in the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, fees from presold mortgages amounted to $11.0 million and $14.2 million, respectively, a decline of 22.6%. Mortgage loan volumes increased significantly beginning in the second quarter of 2020 at the onset of the pandemic primarily due to declines in interest rates. Beginning in the second quarter of 2021, mortgage loan volumes declined due to increases in mortgage interest rates.

Commissions from sales of insurance and financial products amounted to $1.1 million for the fourth quarter of 2021 compared to $2.3 million in the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, commissions from sales of insurance and financial products amounted to $6.9 million and $8.8 million, respectively. The declines in 2021 were due to the sale of the assets of the Company's property and casualty insurance agency subsidiary on June 30, 2021.

SBA consulting fees amounted to $1.2 million for the fourth quarter of 2021 compared to $1.9 million for the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, SBA consulting fees amounted to $7.2 million and $8.6 million, respectively. In the second quarter of 2020, the Company's SBA subsidiary, SBA Complete, began earning origination and servicing fees related to assisting client banks with PPP loans. The fees associated with that PPP loan assistance declined significantly in the second half of 2021, as the client banks' PPP loans were forgiven.

SBA loan sale gains amounted to $348,000 for the fourth quarter of 2021 compared to $2.4 million in the fourth quarter of 2020. For the years ended December 31, 2021 and 2020, SBA loan sale gains amounted to $7.3 million and $8.0 million, respectively. The lower SBA loan sale gains in the fourth quarter of 2021 were attributable to extended timing for SBA loans to be salable following closing.

The Company realized securities losses of $1.2 million in the year ended December 31, 2021, as compared to securities gains of $8.0 million in the year ended December 31, 2020.

Other gains (losses) amounted to a gain of $1.6 million in the year ended December 31, 2021, primarily due to a $1.7 million gain recorded in the second quarter of 2021 related to the sale of the assets of the Company's insurance subsidiary.

Noninterest Expenses

Noninterest expenses amounted to $62.8 million and $41.9 million in the fourth quarters of 2021 and 2020, respectively, an increase of 49.9%. Noninterest expenses amounted to $184.7 million and $161.3 million for the years ended December 31, 2021 and 2020, respectively, an increase of 14.5%. The increase in noninterest expenses was primarily due to merger and acquisition expenses of $16.2 million incurred in the fourth quarter of 2021, compared to none in 2020, as well as the increased operating expenses resulting from the Select acquisition.

Income Taxes

The Company’s effective tax rates were 17.0% and 21.4% for the fourth quarter of 2021 and 2020, respectively, and were 20.5% and 21.0% for the years ended December 31, 2021 and 2020, respectively. The lower effective tax rate in the fourth quarter of 2021 is related to higher tax-exempt income in that quarter relative to taxable income.

Balance Sheet and Capital

Total assets at December 31, 2021 amounted to $10.5 billion, a 44.2% increase from a year earlier. The growth was driven by the acquisition of Select Bank and a significant increase in deposits.

Total loans amounted to $6.1 billion at December 31, 2021, an increase of $1.4 billion, or 28.5% from December 31, 2020. Core legacy loan growth for the year ended December 31, 2021, exclusive of PPP loans and loans acquired from Select Bank, amounted to $382.8 million, a growth rate of 8.6%. A combination of low interest rates and economic recovery from the pandemic contributed to the Company's 2021 core loan growth.

Total deposits amounted to $9.1 billion at December 31, 2021, an increase of $2.9 billion, or 45.4%, from December 31, 2020. Core legacy deposit growth for the year ended December 31, 2021, exclusive of deposits acquired from Select Bank, totaled $1.35 billion, a growth rate of 21.5%. The high core deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic, as well as ongoing growth initiatives by the Company.

The Company has deployed excess liquidity into investment securities, which amounted to $3.1 billion at December 31, 2021, an increase of $1.5 billion, or 94.0%, compared to a year earlier.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2021 of 14.46% compared to 15.37% reported at December 31, 2020. The Company’s tangible common equity to tangible assets ratio was 8.38% at December 31, 2021, a decrease of 70 basis points from a year earlier, with the decline resulting from the acquisition of Select Bank and the high balance sheet growth experienced in 2021.

On December 15, 2021, the Company announced a quarterly cash dividend of $0.20 per share payable on January 25, 2022 to shareholders of record on December 31, 2021. This dividend rate represents an 11.1% increase over the dividend rate declared in the fourth quarter of 2020.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $10.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 121 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2021	2020	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$64,688	53,099
Interest on investment securities	10,910	5,481
Other interest income	618	743
Total interest income	76,216	59,323	28.5%
Interest expense
Interest on deposits	1,868	2,921
Interest on borrowings	503	396
Total interest expense	2,371	3,317	(28.5)%
Net interest income	73,845	56,006	31.9%
Provision for loan losses	11,011	4,031	173.2%
Provision for unfunded commitments	2,432	—	n/m
Total provisions for credit losses	13,443	4,031	233.5%
Net interest income after provisions for credit losses	60,402	51,975	16.2%
Noninterest income
Service charges on deposit accounts	3,551	2,905
Other service charges, commissions, and fees	7,034	5,214
Fees from presold mortgage loans	2,061	4,458
Commissions from sales of insurance and financial products	1,093	2,333
SBA consulting fees	1,152	1,922
SBA loan sale gains	348	2,432
Bank-owned life insurance income	940	629
Securities (losses) gains, net	(1,237)	—
Other gains (losses), net	115	103
Total noninterest income	15,057	19,996	(24.7)%
Noninterest expenses
Salaries expense	24,846	22,098
Employee benefit expense	3,329	3,715
Occupancy and equipment related expense	4,607	3,811
Merger and acquisition expenses	16,180	—
Intangibles amortization expense	1,094	995
Foreclosed property losses (gains), net	17	263
Other operating expenses	12,716	11,000
Total noninterest expenses	62,789	41,882	49.9%
Income before income taxes	12,670	30,089	(57.9)%
Income tax expense	2,148	6,441	(66.7)%
Net income	$10,522	23,648	(55.5)%

Earnings per common share - diluted	$0.30	0.83	(63.9)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$73,845	56,006
Tax-equivalent adjustment (1)	707	457
Net interest income, tax-equivalent	$74,552	56,463	32.0%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2021	2020	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$219,013	213,099
Interest on investment securities	34,478	21,154
Other interest income	2,427	3,431
Total interest income	255,918	237,684	7.7%
Interest expense
Interest on deposits	7,881	16,301
Interest on borrowings	1,642	3,261
Total interest expense	9,523	19,562	(51.3)%
Net interest income	246,395	218,122	13.0%
Provision for loan losses	9,611	35,039	(72.6)%
Provision for unfunded commitments	5,420	—	n/m
Total provisions for credit losses	15,031	35,039	(57.1)%
Net interest income after provisions for credit losses	231,364	183,083	26.4%
Noninterest income
Service charges on deposit accounts	12,317	11,098
Other service charges, commissions, and fees	25,516	20,097
Fees from presold mortgage loans	10,975	14,183
Commissions from sales of insurance and financial products	6,947	8,848
SBA consulting fees	7,231	8,644
SBA loan sale gains	7,329	7,973
Bank-owned life insurance income	2,885	2,533
Securities (losses) gains, net	(1,237)	8,024
Other gains (losses), net	1,648	(54)
Total noninterest income	73,611	81,346	(9.5)%
Noninterest expenses
Salaries expense	86,815	84,941
Employee benefit expense	16,434	16,027
Occupancy and equipment related expense	16,020	15,563
Merger and acquisition expenses	16,845	—
Intangibles amortization expense	3,531	3,956
Foreclosed property losses (gains), net	24	547
Other operating expenses	44,987	40,264
Total noninterest expenses	184,656	161,298	14.5%
Income before income taxes	120,319	103,131	16.7%
Income tax expense	24,675	21,654	14.0%
Net income	$95,644	81,477	17.4%

Earnings per common share - diluted	$3.19	2.81	13.5%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$246,395	218,122
Tax-equivalent adjustment (1)	2,243	1,468
Net interest income, tax-equivalent	$248,638	219,590	13.2%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2021	2020	2021	2020
Return on average assets (1)	0.41%	1.30%	1.13%	1.20%
Return on average common equity (2)	3.55%	10.58%	9.86%	9.32%
Net interest margin - tax-equivalent (3)	3.13%	3.38%	3.16%	3.56%
Net charge-offs to average loans	0.05%	0.07%	0.05%	0.09%

COMMON SHARE DATA
Cash dividends declared - common	$0.20	0.18	0.80	0.72
Stated book value - common	34.54	31.26	34.54	31.26
Tangible book value - common (non-GAAP)	23.81	22.35	23.81	22.35
Common shares outstanding at end of period	35,629,177	28,579,335	35,629,177	28,579,335
Weighted average shares outstanding - diluted	34,567,927	28,617,409	30,027,785	28,981,567

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	8.38%	9.08%	8.38%	9.08%
Common equity tier I capital ratio - estimated	12.44%	13.19%	12.44%	13.19%
Tier I leverage ratio - estimated	9.42%	9.88%	9.42%	9.88%
Tier I risk-based capital ratio - estimated	13.36%	14.28%	13.36%	14.28%
Total risk-based capital ratio - estimated	14.46%	15.37%	14.46%	15.37%

AVERAGE BALANCES ($ in thousands)
Total assets	$10,191,402	7,240,685	8,495,646	6,765,998
Loans	5,879,373	4,771,446	5,018,391	4,702,743
Earning assets	9,438,263	6,640,732	7,871,319	6,160,100
Deposits	8,878,141	6,232,692	7,401,910	5,644,290
Interest-bearing liabilities	5,641,358	4,085,619	4,736,343	3,897,912
Shareholders’ equity	1,177,374	889,481	969,776	874,532

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on Page 1 of this Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Net interest income - tax-equivalent (1)	$74,552	59,129	59,276	55,681	56,463
Taxable equivalent adjustment (1)	707	576	517	443	457
Net interest income	73,845	58,553	58,759	55,238	56,006
Provision (reversal) for loan losses	11,011	(1,400)	—	—	4,031
Provision for unfunded commitments	2,432	1,049	1,939	—	—
Noninterest income	15,057	16,511	21,374	20,669	19,996
Noninterest expense	62,789	40,817	40,985	40,065	41,882
Income before income taxes	12,670	34,598	37,209	35,842	30,089
Income tax expense	2,148	6,955	7,924	7,648	6,441
Net income	10,522	27,643	29,285	28,194	23,648

Earnings per common share - diluted	0.30	0.97	1.03	0.99	0.83

Cash dividends declared per share	0.20	0.20	0.20	0.20	0.18
(1) See note 1 on Page 1 of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Dec. 31, 2021	At Sept. 30, 2021	At Dec. 31, 2020	One Year Change
Assets
Cash and due from banks	$128,228	80,090	93,724	36.8%
Interest-bearing deposits with banks	332,934	314,103	273,566	21.7%
Total cash and cash equivalents	461,162	394,193	367,290	25.6%

Investment securities	3,144,239	2,672,968	1,620,683	94.0%
Presold mortgages	19,257	16,746	42,271	(54.4)%
Loans held for sale	61,003	1,518	6,077	903.8%

Total loans	6,081,715	4,869,841	4,731,315	28.5%
Allowance for loan losses	(78,789)	(63,628)	(52,388)	50.4%
Net loans	6,002,926	4,806,213	4,678,927	28.3%

Premises and equipment	136,092	124,391	120,502	12.9%
Operating right-of-use lease assets	20,719	16,900	17,514	18.3%
Intangible assets	382,090	242,079	254,638	50.1%
Foreclosed real estate	3,071	1,819	2,424	26.7%
Bank-owned life insurance	165,786	133,919	106,974	55.0%
Other assets	112,556	78,620	72,451	55.4%
Total assets	$10,508,901	8,489,366	7,289,751	44.2%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,348,622	2,765,360	2,210,012	51.5%
Interest-bearing checking accounts	1,593,231	1,446,259	1,172,022	35.9%
Money market accounts	2,562,283	1,899,172	1,581,364	62.0%
Savings accounts	708,054	626,616	519,266	36.4%
Brokered deposits	7,415	7,415	20,222	(63.3)%
Internet time deposits	—	—	249	(100.0)%
Other time deposits > $100,000	605,999	475,715	543,894	11.4%
Other time deposits	299,025	212,228	226,567	32.0%
Total deposits	9,124,629	7,432,765	6,273,596	45.4%

Borrowings	67,386	60,764	61,829	9.0%
Operating lease liabilities	21,192	17,323	17,868	18.6%
Other liabilities	65,119	48,764	43,037	51.3%
Total liabilities	9,278,326	7,559,616	6,396,330	45.1%

Shareholders’ equity
Common stock	722,671	398,058	400,582	80.4%
Retained earnings	532,874	529,474	478,489	11.4%
Stock in rabbi trust assumed in acquisition	(1,803)	(1,791)	(2,243)	(19.6)%
Rabbi trust obligation	1,803	1,791	2,243	(19.6)%
Accumulated other comprehensive (loss) income	(24,970)	2,218	14,350	(274.0)%
Total shareholders’ equity	1,230,575	929,750	893,421	37.7%
Total liabilities and shareholders’ equity	$10,508,901	8,489,366	7,289,751	44.2%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Yield on loans	4.37%	4.19%	4.48%	4.42%	4.42%
Yield on securities	1.45%	1.46%	1.45%	1.47%	1.62%
Yield on other earning assets	0.42%	0.47%	0.56%	0.57%	0.57%
Yield on all interest-earning assets	3.20%	3.11%	3.32%	3.41%	3.55%

Rate on interest bearing deposits	0.13%	0.14%	0.18%	0.23%	0.29%
Rate on other interest-bearing liabilities	2.88%	2.45%	2.49%	2.53%	2.55%
Rate on all interest-bearing liabilities	0.17%	0.17%	0.21%	0.27%	0.32%
Total cost of funds	0.11%	0.11%	0.14%	0.17%	0.21%

Net interest margin (1)	3.10%	3.00%	3.19%	3.25%	3.35%

Net interest margin - tax-equivalent (2)	3.13%	3.03%	3.22%	3.27%	3.38%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands - unaudited)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Interest income - increased by accretion of loan discount on acquired loans	$1,912	530	2,913	752	802
Interest income - increased by accretion of loan discount on retained portions of SBA loans	703	697	718	589	737
Interest expense - reduced by premium amortization of deposits	261	8	11	15	19
Interest expense - increased by discount accretion of borrowings	(116)	(45)	(44)	(44)	(45)
Impact on net interest income	$2,760	1,190	3,598	1,312	1,513

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands - unaudited)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

PPP loans outstanding	$38,979	66,876	155,515	241,421	240,687
PPP fee amortization	1,676	2,093	2,696	3,035	1,625

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Nonperforming assets
Nonaccrual loans	$34,696	31,268	32,993	39,566	35,076
Troubled debt restructurings - accruing	13,866	7,600	8,026	8,601	9,497
Accruing loans > 90 days past due	1,004	—	—	—	—
Total nonperforming loans	49,566	38,868	41,019	48,167	44,573
Foreclosed real estate	3,071	1,819	826	1,811	2,424
Total nonperforming assets	$52,637	40,687	41,845	49,978	46,997

Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.05%	—%	0.07%	0.10%	0.07%
Nonperforming loans to total loans	0.82%	0.80%	0.86%	1.04%	0.94%
Nonperforming assets to total assets	0.50%	0.48%	0.51%	0.65%	0.64%
Allowance for loan losses to total loans	1.30%	1.31%	1.36%	1.42%	1.11%
Allowance for loan losses to total loans, excluding PPP loans	1.30%	1.32%	1.41%	1.50%	1.17%

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020

Net interest income, as reported	$73,845	58,553	58,759	55,238	56,006
Tax-equivalent adjustment	707	576	517	443	457
Net interest income, tax-equivalent (A)	$74,552	59,129	59,276	55,681	56,463
Average earning assets (B)	$9,438,263	7,735,613	7,386,607	6,898,406	6,640,732
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.13%	3.03%	3.22%	3.27%	3.38%

Net interest income, tax-equivalent	$74,552	59,129	59,276	55,681	56,463
Loan discount accretion	2,615	1,227	3,631	1,341	1,539
Net interest income, tax-equivalent, excluding loan discount accretion (C)	$71,937	57,902	55,645	54,340	54,924
Average earnings assets (D)	$9,438,263	7,735,613	7,386,607	6,898,406	6,640,732
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (C) / (D)	3.02%	2.97%	3.02%	3.19%	3.29%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At December 31, 2021, the Company had a remaining loan discount balance on acquired loans of $17.2 million compared to $8.9 million at December 31, 2020. At December 31, 2021, the Company had a remaining loan discount balance on SBA loans of $6.0 million compared to $7.3 million at December 31, 2020. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.